Subba Media

Invest $100.00 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

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Introduction

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Subba-Cultcha.com, run by Subba Media, is a TripAdvisor style fan reviews platform for music and festivals! Built from a strong loyal community, the peer-to-peer content is trusted by fans, festivals, artists and venues.

Live music attendances are at a record high. 195.7m people went to live music events in the US & UK in 2016. With streaming thrown into the mix, fans are consuming artists' music and shows like never before. Coupled with this, there is a huge increase in consumers contributing to user-generated content platforms - and studies suggest they trust user generated content 50% more than traditional media.

Music and entertainment media publishers are failing to keep up with the demand for more authentic, fan-led content. There are a number of editorially-led review sites such as Pitchfork, Vice, and The NME to name a few, crucially though, none offer fans the opportunity to review music experiences themselves. Fans want to share their opinions on the experiences they love and be more connected to the artists and events they are passionate about. Also, many up and coming artists are left behind by traditional media, and with 80% of their revenue coming from live performances it's never been more important to connect with fans.

Subba Media started with a handful of music fans writing passionately about the local music they cared about. As more and more fans started submitting reviews, Subba-Cultcha.com has become a platform for artists to connect with fans and grow their audience.

While traditional music media publishers continue to experience declines in circulation and revenues, the user-generated reviews model continues to grow and engage much larger audiences. Our aim is to make Subba-Cultcha.com the go-to fan reviews platform for the music industry and by 2022 become the primary platform for fan generated reviews globally.

The Market



Crowd-sourcing and user generated content platforms have grown exponentially in recent years as users become active participants. Young consumers are habitually using fan generated content platforms like Yelp and TripAdvisor.

Brands are also turning to user generated content platforms to reach new customers as these platforms enable a higher frequency of engagement and better customer relationships. Yelp saw 27.29% growth in 2017 and TripAdvisor generated over $1.56bn in revenue.

On top of that, global entertainment revenues are forecast to rise by 5.1% over the course of the coming 12 months, with consumers looking for “inspiring, personalised experiences” (Global Entertainment and Media Outlook 2015-2019, PwC).

The enormous growth potential of festival focused ticketing platforms can be seen in the recent $13.8 million funding secured by the UK’s Festicket.

We believe Subba-Cultcha.com will be the trailblazing user generated content platform for the music industry. Due to our business model we also have extremely low operating costs, with a constant stream of content created by an engaged community of users.

Traction


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Subba-Cultcha.com currently publishes over 6,500 fan reviews per year; featuring reviews of more than 3,000 bands/artists, over 150 festivals in the US/Europe/Asia and all with no marketing support. All reviews are vetted before being published with the average review between 300-400 words in length. 20,000 users use the site each month, reading more than 5 reviews per visit. 90% of fans share their reviews across their social media channels once they’ve been published.

We have a ticket affiliate partnership with Ticketmaster enabling us to sell their US & European ticket inventory, which is more than 150M tickets! And, we’ll soon be launching a 'direct to fan' e-ticketing system providing every band/artist with a way of e-ticketing all size gigs/shows coupled with the tools to know/grow their fan base.

Subba Media works with more than 60 record labels across the globe, including industry leaders; Universal, Warner and Sony, artist management companies, artists directly, and more than 60 US, UK, European & Asian festivals. We're in discussions with various venues - from local bars to regional stadiums - all with the aim of increasing their customer engagement and revenues through fan led reviewing.

Subba Media has also successfully generated a total of $40k in advertising revenue from Sonos, the wireless speaker company over the course of 2 months.

Business Model



Subba Media is taking the peer-to-peer reviewing model and launching it into music, one of the biggest passion points around the world. Our primary revenue sources will initially be from ticketing and advertising. Including the affiliate partnership with Ticketmaster and our proprietary ticketing system enabling festivals, artists and promoters to sell tour and event tickets directly to fans.

The proprietary ticketing system will initially be geared towards artists at the start of their career and small to medium festivals (5k-50k capacity). It will take a 10% commission for every ticket sold and will provide artists and festivals with a way of e-ticketing their events while knowing exactly who's at the event. The system will provide a valuable fan relationship management tool so artist's and festivals can know and grow their fanbase.

Advertising and sponsorship opportunities will also be sold across the platform to increase revenue.

As the platform grows we will add additional revenue sources such as; providing artists with the ability to sell merchandise, music streaming, brand sponsorship of events and a B2B offering for record labels and venues for managing and understanding customer/fan data.

Team

Subba Media is proud to be supported by an incredible board along with key advisers who have decades of experience in music, entertainment and technology.

Core Team



Mark Jennings →
Mark Jennings set up Subba Media in September 2013 with the aim of disrupting the publishing market.

Mark has worked in digital publishing and advertising his whole career. Having previously worked in the US and UK for the Financial Times, he most recently launched the digital portfolio for Last Word Media. He's witnessed the change in audience participation across digital media and pivoted Subba-Cultcha.com's business strategy accordingly.

Mark originally met Jess Dawson and Luke Forshaw through Subba-Cultcha.com. Along with being huge music fans they were both active reviewers for the platform and following detailed conversations about the possibility of transforming the market, it became evident that they all shared the same vision and ambition.



Jess Dawson
Jess is an award-winning content creator. Nationally recognized for her work, Jess was most recently a video production manager at ITN and prior to that part of the BBC Newsbeat team where she led the charge for creating films based around issues affecting young people.



Luke Forshaw
Luke has the ability to successfully market music and technology brands due his extensive experience. He was previously responsible for Universal NBC's digital marketing at Mediacom in London, and most recently became leader of European digital advertising for Apple Music's account at OMD International.

Board Members



Paul Crick →

Paul combines his two passions of music and data in his role as IBM Global Solution's Music Industry Lead. Paul is an expert in delivering technology based solutions, with a specialist approach to data management.



Paul Fitzgerald

Following 11 years at Creative Arts Agency (CAA) representing clients such as Simon Cowell, One Direction and Little Mix, Paul now runs his own consultancy helping entertainment businesses to maximise their potential. Whether it's through detailed strategy planning, helping to build new revenue models or introductions to his extensive entertainment network, Paul's vast industry experience is invaluable.



Raf McDonnell

After over a decade in marketing roles at Pepsico and Coca-Cola, Raf held senior roles at EMI Music. He also headed up Partnerships & Business Development for Amazon Tickets and now runs his own agency representing celebrity talent for brand partnerships.



Warren Saunders →

Warren has worked in the mobile and telecoms industry for the last 18 years. He led the Sony Mobile business in the UK & Ireland following heading up Samsung Mobile's sales team in the UK.

Advisors



Tamina Plum →
Tamina is Global Head of Clients at Zenith Media in London. She has extensive experience leading multi-market business, previously with a focus in the B2B and technology space. Along with her encyclopaedic knowledge of media, she provides valuable business planning expertise.



Mark Foster →
Since leaving Warner Music Group as the SVP of Marketing in Europe, Mark went on to become the UK Managing Director of Deezer. He was responsible for launching the streaming platform in the UK and Ireland. Mark provides vast experience in scaling businesses in multiple regions.

The Roadmap

2019 Q2 - US/UK
- Fully responsive platform/app
- Integrated ticketing system

2020 Q1 - Europe/Australia
- Fan CRM tool
- B2B Label/Festival/Venue offering
- Music/Merchandise sales

2021 Q2 - Asia/South America
- Events

2022 - Global
- Data led revenue/tools
- Launch into parallel markets (Film, Theatre, Sport)

Be A Part Of Subba Media



The music & festival ecosystem is evolving and we'd like to invite you to help us shape the future.

Subba Media aims to put the music fan front and centre, redefining the relationship they have with artists and festivals. With your help we can extend our platform to a global audience.

Subba Media is offering 10,700 shares of common stock in order to raise $1.1M for the following purposes:

Recruitment — $260,000

- C-level Executive
- Head of Marketing
- Head of Content

Tech Development — $260,000

- Fully Responsive Site Development
- Ticketing System
- Fan CRM system

Marketing — $385,500

- Display
- Social
- Search
- Video

Overhead — $100,000

- Office Space
- Expenses

* A portion of the seed investment will be set aside as contingency.

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Subba Media Inc. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by April 30, 2019 at 6:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Subba Media may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$415,200 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

36,700 shares × $100.00 per share
= $3,670,000 implied valuation

Pitch Deck

SUBBA-CULTCHA | **Music & Festival Reviews by Fans, for Fans**

INVESTMENT DECK



SUBBA-CULTCHA | Intro

TripAdvisor for music and festivals

Subba-Cultcha.com is a fan generated reviews and ticket selling platform aiming to become the TripAdvisor for music and festivals. Subba Media works with artists, record labels, festivals, venues and major brands to actively engage audiences of 18-30 year old fans. Fans want to be involved, we let them in! We enable them to do what they do best - review, discover and share new music and experiences.


The best yet...
Metallica: A Turbo Charged Touring Machine

SUBBA-CULTCHA | Market

Live Music

32M people, US
Attend at least 1 music festival per year

$207 per year, US *
Average spend on live music, digital music and streaming

30.9M, UK
Live music audience attendance, rising 12% in 2017

5% YOY, 2019 **
Increase in global entertainment revenues forecast

User Generated Content (UGC)

5.4 hours per day
Average duration spent with user-generated content

50% more trusted
Audiences trust user-generated content more than traditional media

20% more influential ***
UGC is 20% more influential than any other type of media when it comes to affecting millennial purchases



SUBBA-CULTCHA | Problem & Solution

Problem

Traditional music and entertainment media is struggling to engage the 18-30 year-old demographic. Music media publishers are suffering huge declines in readership and revenue as they fail to stay relevant. One example is Metal Hammer, whose sales figures were down 14 per cent YOY in 2018. Music media titan NME also closed their print publication in 2018. There is an increasing loss of trust in music media - fans no longer feel these publications listen to them or represent them editorially.



SUBBA-CULTCHA | Problem & Solution

Solution

With increased access to information and increased access to music, fans want to participate, share & read opinions and join a conversation with like-minded peers.

Audiences are increasingly switching to user generated content platforms.

Yelp - 27.29% growth 2017 YOY
TripAdvisor - $1.56 billion 2017 revenue

Brands that utilise UGC benefit from higher frequency of engagement and superior customer relationships.

Artist's, festivals and venues are looking to further engage existing fans/customers along with reaching new ones.

Subba-Cultcha.com aims to be the go-to UGC platform for music and festivals created by music fans, for music fans. Subba Media has brought together a community of music lovers who are posting/reading reviews, discovering new music & events and will be buying tickets from a variety of affiliate ticket partners along with our direct-to-fan ticket system. It's easy for fans to log-in and post content, all of which is vetted before being published.




Target Audience
18-30 year-olds
Passion for music, tech, travel and fashion
Attends live events, festivals and gigs
Owns 2+ devices
Prefer user generated content sites



USPs

- Unlike traditional publishers, our reviews are not editorially led - there are no paid-for opinions or exposure for financial reward.
- Subba Media's business model is fan led. Users share authentic, inspiring personalised experiences for fellow fans. Reviews are genuine and trustworthy.
- Subba-Cultcha.com is the dedicated UGC and ticket sales platform for an active, engaged global community of fans and festival lovers.
- Many up and coming artists are missed by the music industry media. We ensure they forge deeper connections with their existing fans, help them to reach new fans and ultimately increase their revenues.

Revenue Streams

Commission

Subba Media will earn 10% commission from its 'direct-to-fan' e-ticketing system. We have also secured a major affiliate ticket selling partnership with Ticketmaster.

Advertising

We drive advertising revenues from brand sponsors and media agencies. Advertising by Sonos wireless speaker company generated a total of $40k revenue in 2 months.

B2B CRM Tool

Post-investment, we will monetise data (behaviour, purchases etc.) with a CRM tool. As more users spend more time on the platform, the more data we can analyse to drive other revenue sources.



Post-Investment Timeline

2019
Develop fan CRM tool and implement data monetisation strategy. Grow user base in the USA and Europe

2020
Expand into Asia and Australian markets. Grow events, music and merchandise sales

2021
Use revenue/data from ticket, music and merchandise sales to launch into parallel markets (theatre, film, sport)

2022
We will become the primary platform for fan reviews globally.

Use of Funds

- **Marketing $385,500** - Display social, search, and video
- **Hires $260,000** - C-Level exec, Head of Marketing, and Head of Content
- **Tech Dev $260,000** - Fully responsive platform and data center
- **Overheads** $100,000

Revenue Forecast



Year	2019	2020	2021	2022
Revenue	$6.8M	$29.7M	$51.5M	$86.5M
Pre-tax Profit	$2M	$20.2M	$29.4M	$57.2M

Team

Management



Mark Jennings
CEO

Mark set up Subba Media in September 2013 with the aim of disrupting the publishing market. Mark has worked in digital publishing and advertising his entire career. Having previously worked in the US and UK for the Financial Times, he most recently launched the digital portfolio for Last Word Media. He's witnessed first-hand the change in audience participation across digital media and pivoted Subba-Cultcha.com's business strategy accordingly.



Jess Dawson
Head of Content

Jess is an award-winning content creator. Nationally recognized for her work, Jess was most recently a video production manager at ITN and prior to that part of the BBC Newsbeat team where she led the charge for creating films based around issues affecting young people.



Luke Forshaw
Head of Marketing

Luke has the ability to successfully market music and technology brands due his extensive experience. He was previously responsible for Universal NBC's digital marketing at Mediacom in London, and most recently became leader of European digital advertising for Apple Music's account at OMD International.

Team

Board

Paul Crick

Paul combines his two passions of music and data in his role as IBM Global Solution's Music Industry Lead. Paul is an expert in delivering technology based solutions, with a specialist approach to data management.

Paul Fitzgerald

Following 11 years at Creative Arts Agency (CAA) representing clients such as Simon Cowell, One Direction and Little Mix, Paul now runs his own consultancy helping entertainment businesses to maximise their potential.

Raf McDonnell

After over a decade in marketing roles at Pepsico and Coca-Cola, Raf held senior roles at EMI Music. He also headed up Partnerships & Business Development for Amazon Tickets and now runs his own agency representing celebrity talent for brand partnerships.

Warren Saunders

Warren has worked in the mobile and telecoms industry for the last 18 years. He led the Sony Mobile business in the UK and Ireland after heading up Samsung Mobile's sales team in the UK.

Advisors

Tamina Plum

Tamina is Global Head of Clients at Zenith Media in London. She has extensive experience leading multi-market business, previously with a focus in the B2B and technology space. Along with her encyclopedic knowledge of media, she provides valuable business planning expertise.

Mark Foster

Since leaving Warner Music Group as the SVP of Marketing in Europe, Mark went on to become the UK Managing Director of of Deezer, responsible for launching the streaming platform in the UK and Ireland. Mark provides vast experience in scaling businesses in multiple regions.


SUBBA-CULTCHA
Thank You!
Contact
Mark Jennings, CEO, Subba Media
+44 (0)7801 896 145, mark@subba-cultcha.com

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Financials

Subba Media is a newly incorporated business founded by Mark Jennings.

The business acquired technology and industry advisors and needs investment dollars to take it to the next level by developing the technology, growing the team and scaling the user base.

These financial statements have been reviewed by an independent accounting firm.

Accountant's review report

Summary

- User generated content has a hugely successful track record proven by some of the biggest publishers globally.
- Subba Media is a fan driven business, specifically serving their needs. The live music market is big and more importantly it's growing (by 7% in the US & 12% in the UK).
- The model has received high praise and tangible support from fans, artists, management and promoters, who continue to use it to encourage their fans to review their music and gigs.

Subba Media's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on December 5, 2017
- Form D on December 22, 2017
- Form C/A on January 22, 2018
- Form C/A on April 9, 2018
- Form C/A on May 8, 2018
- Form C/A on June 7, 2018
- Form C/A on June 21, 2018
- Form C/A on August 7, 2018
- Form C/A on August 24, 2018
- Form C/A on October 9, 2018

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.